EXHIBIT 4.3
DESCRIPTION OF VORNADO REALTY TRUST SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of the material terms of the shares of beneficial interest of Vornado Realty Trust is only a summary and is subject to, and qualified in its entirety by reference to, the more complete descriptions of the shares in the following documents: (a) Vornado Realty Trust’s Declaration of Trust, as amended and supplemented (including the applicable articles supplementary), which we refer to as our Declaration of Trust, and (b) Vornado Realty Trust’s amended and restated bylaws, which we refer to as our bylaws, copies of which are exhibits to this Annual Report on Form 10-K. Please note that references to “Vornado,” “we,” “our” and “us” refer only to Vornado Realty Trust. Capitalized terms used but not defined herein have the meanings set forth in the Annual Report on Form 10-K to which this description is an exhibit.
General
The Declaration of Trust authorizes the issuance of up to 720,000,000 shares of beneficial interest, consisting of 250,000,000 common shares of beneficial interest, $.04 par value per share (the "Common Shares"), 110,000,000 preferred shares of beneficial interest, no par value per share (the “Preferred Shares”), and 360,000,000 excess shares, $.04 par value per share. The Board of Trustees may classify or reclassify any unissued Preferred Shares from time to time in one or more series, without shareholder approval, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof as established by our Board of Trustees.
As permitted by Maryland law, the Declaration of Trust authorizes our Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we are authorized to issue. The effect of this provision in our Declaration of Trust is to permit our Board of Trustees, without shareholder action, to increase or decrease (a) the total number of authorized shares of beneficial interest of Vornado Realty Trust and/or (b) the number of authorized shares of beneficial interest of any one or more classes. Maryland law permits a real estate investment trust to have shares of beneficial interest that are assigned to a particular class as well as shares that are not assigned to a particular class but are available to be classified by the Board of Trustees at a later time. Thus, the total number of authorized shares of beneficial interest may exceed the total number of authorized shares of all classes. Currently, all of our authorized shares of beneficial interest are assigned to one of the three classes set forth above.
(a)Common Shares, $0.04 par value share
Dividend Rights
The holders of Common Shares are entitled to receive dividends when, if and as authorized by the Board of Trustees and declared by Vornado out of assets legally available to pay dividends, if receipt of the dividends is in compliance with the provisions in the Declaration of Trust restricting the ownership and transfer of shares of beneficial interest. However, the terms of Vornado’s issued and outstanding Preferred Shares provide that, other than in compliance with requirements of an employee incentive or benefit plan or as permitted under Article IV of the Declaration of Trust, Vornado may only pay dividends or other distributions on Common Shares or purchase Common Shares if full cumulative dividends have, for all past dividend periods and the then-current dividend period, been paid or set apart for payment on all outstanding Preferred Shares. The terms of the Preferred Shares that are now issued and outstanding do not provide for any mandatory sinking fund in connection with the payment of dividends on Preferred Shares.
Voting Rights
Subject to the provisions of the Declaration of Trust regarding the restrictions on ownership and transfer of Common Shares, the holders of Common Shares are entitled to one vote for each share on all matters on which shareholders are entitled to vote, including elections of Trustees. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares may elect all of the Trustees then standing for election. The holders of Common Shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of Vornado.
Listing of Common Shares
Our Common Shares are listed on the New York Stock Exchange under the symbol “VNO”.
Rights Upon Liquidation
If Vornado is dissolved, liquidated or wound up, holders of Common Shares are entitled to share proportionally in any assets available for distribution after the prior rights of creditors, including holders of Vornado’s indebtedness, and the aggregate liquidation preference of any Preferred Shares then outstanding are satisfied in full.

Restrictions on Ownership of Common Shares
The Common Shares Beneficial Ownership Limit. For Vornado to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. The Code defines “individuals” to include some entities for purposes of the preceding sentence. All references to a shareholder’s ownership of Common Shares in this section “ — The Common Shares Beneficial Ownership Limit” assume application of the applicable attribution rules of the Code under which, for example, a shareholder is deemed to own shares owned by his or her spouse.
The Declaration of Trust contains a number of provisions that restrict the ownership and transfer of shares and are designed to safeguard Vornado against loss of its REIT status. These provisions may also have the effect of deterring non-negotiated acquisitions of, and proxy fights for, us by third parties. The Declaration of Trust contains a limitation that restricts, with some exceptions, shareholders from owning more than a specified percentage of the outstanding Common Shares. We call this percentage the “common shares beneficial ownership limit.” The common shares beneficial ownership limit was initially set at 2.0% of the outstanding Common Shares. Our Board of Trustees subsequently adopted a resolution raising the common shares beneficial ownership limit from 2.0% to 6.7% of the outstanding Common Shares and has the authority to grant exemptions from the common shares beneficial ownership limit. The shareholders who owned more than 6.7% of the Common Shares immediately after the merger of Vornado, Inc. into Vornado in May 1993 may continue to do so and may acquire additional Common Shares through stock option and similar plans or from other shareholders who owned more than 6.7% of the Common Shares immediately after that merger. However, Common Shares may not be transferred if, as a result, more than 50% in value of the outstanding shares of Vornado would be owned by five or fewer individuals. While the shareholders who owned more than 6.7% of the Common Shares immediately after the merger of Vornado, Inc. into Vornado in May 1993 are not generally permitted to acquire additional Common Shares from any other source, these shareholders may acquire additional Common Shares from any source if Vornado issues additional Common Shares, up to the percentage held by them immediately before Vornado issues the additional shares.
Shareholders should be aware that events other than a purchase or other transfer of Common Shares may result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the common shares beneficial ownership limit. For instance, if two shareholders, each of whom owns 3.5% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would be deemed to own 7.0% of the outstanding Common Shares, which is in excess of the common shares beneficial ownership limit. Similarly, if a shareholder who owns 4.9% of the outstanding Common Shares were to acquire a 50% interest in a corporation which owns 4.8% of the outstanding Common Shares, then the shareholder would be deemed to own 7.3% of the outstanding Common Shares. You should consult your own tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.
The Constructive Ownership Limit. Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. The attribution rules of the Code applicable for these purposes are different from those applicable with respect to the common shares beneficial ownership limit. All references to a shareholder’s ownership of Common Shares in this section “— The Constructive Ownership Limit” assume application of the applicable attribution rules of the Code.
In order to ensure that rental income of Vornado will not be treated as nonqualifying income under the rule described in the preceding paragraph, and thus to ensure that Vornado will not lose its REIT status as a result of the ownership of shares by a tenant, or a person that holds an interest in a tenant, the Declaration of Trust contains an ownership limit that restricts, with some exceptions, shareholders from owning more than 9.9% of the outstanding shares of any class. We refer to this 9.9% ownership limit as the “constructive ownership limit.” The shareholders who owned shares in excess of the constructive ownership limit immediately after the merger of Vornado, Inc. into Vornado in May 1993 generally are not subject to the constructive ownership limit. The Declaration of Trust also contains restrictions that are designed to ensure that the shareholders who owned shares in excess of the constructive ownership limit immediately after the merger of Vornado, Inc. into Vornado in May 1993 will not, in the aggregate, own a large enough interest in a tenant or subtenant of the REIT to cause rental income received, directly or indirectly, by the REIT from that tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy. The restrictions described in the preceding sentence have an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold.
Shareholders should be aware that events other than a purchase or other transfer of shares may result in ownership, under the applicable attribution rules of the Code, of shares in excess of the constructive ownership limit. As the attribution rules that apply with respect to the constructive ownership limit differ from those that apply with respect to the common shares beneficial ownership limit, the events other than a purchase or other transfer of shares which may result in share ownership in excess of the constructive ownership limit may differ from those which may result in share ownership in excess of the common shares beneficial ownership limit. You should consult your own tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

DREIT Ownership Limit. Under the Code, a domestically controlled qualified investment entity includes a REIT in which, at all times during the relevant testing period, less than 50% in value of the REIT’s stock was held directly or indirectly by foreign persons, as such term is used in the provision of the Code defining a domestically controlled qualified investment entity. Our qualification as a domestically controlled qualified investment entity (which, in our case, would mean that we would be a domestically controlled REIT) would mean that foreign investors that enter into joint venture structures with us that utilize subsidiary REITs may be able to treat our interest in such subsidiary REITs as being held entirely by U.S. persons for purposes of determining whether the subsidiary REIT is itself a domestically controlled qualified investment entity (and, therefore, a domestically controlled REIT), thereby enabling such foreign investors to avail themselves of certain tax benefits under the Foreign Investment in Real Property Tax Act of 1980 that may not otherwise be available.
The Declaration of Trust contains provisions that restrict the ownership and transfer of shares and are designed to assist us prospectively in qualifying as a domestically controlled qualified investment entity. Specifically, if any transfer or non-transfer event involving our capital shares would result in Vornado failing to qualify as a domestically controlled qualified investment entity, the purported transferee or affected holder will be a “prohibited owner” and would not acquire any right or interest in those shares.
Issuance of Excess Shares If the Ownership Limits Are Violated. The Declaration of Trust provides that a transfer of Common Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the common shares beneficial ownership limit or the constructive ownership limit, or which would cause the shares of beneficial interest of Vornado to be beneficially owned by fewer than 100 persons, will be void and the purported transferee will acquire no rights or economic interest in the Common Shares. In addition, the Declaration of Trust provides that Common Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the common shares beneficial ownership limit or the constructive ownership limit will be automatically exchanged for excess shares. The Declaration of Trust further provides that, if there is a purported transfer or any other event that would, if effective, result in Vornado failing to qualify as a domestically controlled qualified investment entity, then the smallest number of Common Shares owned or purported to be owned, directly or indirectly within the meaning of Section 897(h)(4)(B) of the Code, by the purported transferee or affected holder which, if exchanged for excess shares, would not cause Vornado to fail to qualify as a domestically controlled qualified investment entity shall be automatically exchanged for an equal number of excess shares. These excess shares will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, excess shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado. Any dividends or distributions received by the purported transferee or other purported holder of the excess shares before Vornado discovers the automatic exchange for excess shares must be repaid to Vornado upon demand.
If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to the excess shares, he or she may designate only a person whose ownership of the shares will not violate the common shares beneficial ownership limit or the constructive ownership limit. When the designation is made, the excess shares will be automatically exchanged for Common Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the excess shares may not receive, in return for transferring an interest in the trust with respect to the excess shares, an amount that reflects any appreciation in the Common Shares for which the excess shares were exchanged during the period that the excess shares were outstanding but will bear the burden of any decline in value during that period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado. The Declaration of Trust provides that Vornado, or its designee, may purchase any excess shares that have been automatically exchanged for Common Shares as a result of a purported transfer or other event. The price at which Vornado, or its designee, may purchase the excess shares will be equal to the lesser of:
•in the case of excess shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for excess shares, or in the case of excess shares resulting from some other event, the market price of the Common Shares exchanged on the date of the automatic exchange for excess shares; and
•    the market price of the Common Shares exchanged for the excess shares on the date that Vornado accepts the deemed offer to sell the excess shares.
Vornado’s right to buy the excess shares will exist for 90 days, beginning on the date that the automatic exchange for excess shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for excess shares, the date on which the Board of Trustees determines in good faith that an exchange for excess shares has occurred.
Other Provisions Concerning the Restrictions on Ownership. Our Board of Trustees may exempt persons from the common shares beneficial ownership limit or the constructive ownership limit, including the limitations applicable to holders who owned in excess of 6.7% of the Common Shares immediately after the merger of Vornado, Inc. into Vornado in May 1993, if evidence satisfactory to the Board of Trustees is presented showing that the exemption will not jeopardize Vornado’s status as a REIT under the Code. No exemption to a person that is an individual for purposes of Section 542(a)(2) of the Code, however, may permit the individual to have beneficial ownership in excess of 9.9% of the outstanding shares of the class. Before granting an exemption of this kind, the Board of Trustees is required to obtain a ruling from the IRS or an opinion of counsel satisfactory to it and representations and undertakings, including representations, from the applicant, that demonstrate, to the reasonable satisfaction of the Board of Trustees, that such ownership would not jeopardize the REIT status of Vornado.

The foregoing restrictions on transfer and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.
All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2.0% of the outstanding Common Shares must give a written notice to Vornado containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder will be required to disclose to Vornado upon demand any information that Vornado may request, in good faith, to determine Vornado’s status as a REIT or to comply with Treasury regulations promulgated under the REIT provisions of the Code.
The ownership restrictions described above may have the effect of precluding acquisition of control of Vornado unless the Vornado Board determines that maintenance of REIT status is no longer in the best interests of Vornado.
(b)Preferred Shares of beneficial interest, no par value
The Declaration of Trust authorizes the issuance of 110,000,000 preferred shares. Of the 110,000,000 authorized preferred shares, as of December 31, 2024, the Declaration of Trust authorizes Vornado to issue:
9,180 as $3.25 Series A Convertible Preferred Shares (the “Series A Convertible Preferred Shares”);
3,200,000 as Series D-10 7.00% Cumulative Redeemable Preferred Shares;
1,400,000 as Series D-11 7.20% Cumulative Redeemable Preferred Shares;
800,000 as Series D-12 6.55% Cumulative Redeemable Preferred Shares;
4,000,000 as Series D-14 6.75% Cumulative Redeemable Preferred Shares;
1,800,000 as Series D-15 6.875% Cumulative Redeemable Preferred Shares;
13,800,000 as 5.40% Series L Cumulative Redeemable Preferred Shares (the “Series L Preferred Shares”);
13,800,000 as 5.25% Series M Cumulative Redeemable Preferred Shares (the “Series M Preferred Shares”);
12,000,000 as 5.25% Series N Cumulative Redeemable Preferred Shares (the “Series N Preferred Shares”); and
12,000,000 as 4.45% Series O Cumulative Redeemable Preferred Shares (the “Series O Preferred Shares”).
As of December 31, 2024, 9,180 of $3.25 Series A Convertible Preferred Shares, 12,000,000 of 5.40% Series L Preferred Shares, 12,780,000 of 5.25% Series M Preferred Shares, 12,000,000 of 5.25% Series N Preferred Shares, 12,000,000 of 4.45% Series O Preferred Shares and no other series of preferred shares, were issued and outstanding. Series D-10 7.00% Cumulative Redeemable Preferred Shares, Series D-11 7.20% Cumulative Redeemable Preferred Shares, Series D-12 6.55% Cumulative Redeemable Preferred Shares, Series D-14 6.75% Cumulative Redeemable Preferred Shares or Series D-15 6.875% Cumulative Redeemable Preferred Shares may be issued upon the redemption of preferred units of limited partnership interest of Vornado Realty L.P. of a corresponding series.
Item 601(b)(4)(vi) of Regulation S-K requires a description of each class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, the only series of preferred shares described below are the Series A Convertible Preferred Shares and the Series L, M, N and O Preferred Shares.
Dividend Rights
Dividends on the Series A Convertible Preferred Shares are cumulative from the date of original issue of this series and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 1997, at the rate of $3.25 per Series A Convertible Preferred Share per annum.
Dividends on the Series L Preferred Shares are cumulative from the date of original issue of this series and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing April 1, 2013, at the rate of 5.40% of the liquidation preference per annum, or $1.35 per Series L Preferred Share per annum.
Dividends on the Series M Preferred Shares are cumulative from the date of original issue of this series and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on April 1, 2018, at the rate of 5.25% of the liquidation preference per annum, or $1.3125 per Series M Preferred Share per annum.
Dividends on the Series N Preferred Shares are cumulative from the date of original issue of this series and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2021, at the rate of 5.25% of the liquidation preference per annum, or $1.3125 per Series N Preferred Share per annum.
Dividends on the Series O Preferred Shares are cumulative from the date of original issue of this series and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2022, at the rate of 4.45% of the liquidation preference per annum, or $1.1125 per Series O Preferred Share per annum.

Redemption at Option of Vornado
The Series A Convertible Preferred Shares are currently redeemable by the Company, in whole or in part, at the option of the Company, for such number of Common Shares as are issuable at the initial conversion rate of 0.68728 Common Share for each Series A Convertible Preferred Share, subject to adjustment in certain circumstances. The conversion rate as of December 31, 2024 is 1.9531 Common Share for each Series A Convertible Preferred Share. The Company may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Shares on the New York Stock Exchange ("NYSE") exceeds $87.30 per share, subject to adjustment in certain circumstances. In order to exercise its redemption option, the Company must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions described in the preceding sentences have, from time to time, been met. The Series A Convertible Preferred Shares are not redeemable for cash.
We may redeem the Series L Preferred Shares in whole at any time or in part from time to time at a redemption price of $25.00 per share, plus any accrued and unpaid dividends through the date of redemption. The Series L Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed. We are not required to set aside funds to redeem the Series L Preferred Shares.
We may redeem the Series M Preferred Shares in whole at any time or in part from time to time at a redemption price of $25.00 per share, plus any accrued and unpaid dividends through the date of redemption. The Series M Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed. We are not required to set aside funds to redeem the Series M Preferred Shares.
Except in instances relating to preservation of our status as a real estate investment trust, the Series N Preferred Shares are not redeemable until November 24, 2025. On and after November 24, 2025, we may redeem the Series N Preferred Shares in whole at any time or in part from time to time at a redemption price of $25.00 per share, plus any accrued and unpaid dividends through the date of redemption. The Series N Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed. We are not required to set aside funds to redeem the Series N Preferred Shares.
Except in instances relating to preservation of our status as a real estate investment trust, the Series O Preferred Shares are not redeemable until September 22, 2026. On and after September 22, 2026, we may redeem the Series O Preferred Shares in whole at any time or in part from time to time at a redemption price of $25.00 per share, plus any accrued and unpaid dividends through the date of redemption. The Series O Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed. We are not required to set aside funds to redeem the Series O Preferred Shares.
Liquidation Preference
The holders of Series A Convertible Preferred Shares will be entitled to receive in the event of any liquidation, dissolution or winding up of Vornado, whether voluntary or involuntary, $50.00 per Series A Convertible Preferred Share, and the holders of Series L, M, N and O Preferred Shares will be entitled to receive in the event of any liquidation, dissolution or winding up of Vornado, whether voluntary or involuntary, $25.00 per Preferred Share (such amounts, the "Liquidation Preference") plus an amount per Preferred Share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders.
Until the holders of the Series A Convertible Preferred Shares and the Series L, M, N and O Preferred Shares have been paid the Liquidation Preference and all accrued and unpaid dividends in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of Vornado. If, upon any liquidation, dissolution or winding up of Vornado, the assets of Vornado, or proceeds thereof, distributable among the holders of the Parity Shares (as defined below under "—Ranking") are insufficient to pay in full the Liquidation Preference and all accrued and unpaid dividends and the liquidation preference and all accrued and unpaid dividends with respect to any other shares of Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full. None of (i) a consolidation or merger of Vornado with one or more entities, (ii) a statutory share exchange by Vornado or (iii) a sale or transfer of all or substantially all of Vornado's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of Vornado.
The term "Junior Shares" means the Common Shares, and any other class of capital stock of Vornado now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Series A Convertible Preferred Shares and the Series L, M, N and O Preferred Shares.
Ranking
The Series A Convertible Preferred Shares and the Series L, M, N and O Preferred Shares rank senior to the Junior Shares, including the Common Shares, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. While any Series A Convertible Preferred Shares or any L, M, N or O Preferred Shares are outstanding, we may not authorize, create or increase the authorized amount of any class or series of beneficial interest that ranks senior to the Series A Convertible Preferred Shares or the Series L, M, N and O Preferred Shares with respect to the payment of amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Series A Convertible Preferred Shares, and the Series L, M, N

and O Preferred Shares and all other shares of Voting Preferred Shares (as defined under "—Voting Rights" below), voting as a single class. However, we may create additional classes of beneficial interest, increase the authorized number of Preferred Shares or issue series of Preferred Shares ranking on parity with the Series A Convertible Preferred Shares or the Series L, M, N or O Preferred Shares with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up ("Parity Shares") without the consent of any holder of Series A Convertible Preferred Shares or Series L, M, N or O Preferred Shares.
Voting Rights
The holders of the Series A Convertible Preferred Shares and the L, M, N and O Preferred Shares will generally have no voting rights. However, if dividends on any series of the Preferred Shares upon which like voting rights have been conferred and are exercisable, (together with the Series A Convertible Preferred Shares and the L, M, N and O Preferred Shares, the “Voting Preferred Shares”) are in arrears for six quarterly dividend periods (whether or not consecutive), the holders of the Voting Preferred Shares (voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable) will have the right to elect two additional trustees to serve on our Board of Trustees until such dividend arrearage is eliminated.
The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Convertible Preferred Shares and all other series of Voting Preferred Shares, acting as a single class either at a meeting of shareholders or by written consent, is required in order to (i) amend, alter or repeal any of the provisions of the Declaration of Trust to materially and adversely affect the voting powers, rights or preferences of the Series A Convertible Preferred Shares and the Voting Preferred Shares; provided that any filing with the State Department of Assessments and Taxation of Maryland in connection with a merger, consolidation or sale of all or substantially all the assets of Vornado shall not be deemed to be an amendment, alteration or repeal of any provisions of the Declaration of Trust, or (ii) to authorize, create, or increase the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series having rights senior to the Series A Convertible Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.
The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series L, M, N and O Preferred Shares and all other series of Voting Preferred Shares, acting as a single class either at a meeting of shareholders or by written consent, is required in order (i) to amend, alter or repeal any provisions of the Declaration of Trust, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series L, M, N or O Preferred Shares, unless in connection with any such amendment, alteration or repeal, each such share remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to those of the applicable Preferred Shares (except for changes that do not materially and adversely affect the holders of such shares), or (ii) to authorize, create, or increase the authorized amount of, any class or series of beneficial interest having rights senior to the Series L, M, N or O Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.
For all Voting Preferred Shares, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the series of Voting Preferred Shares, then only the consent of the holders of at least two-thirds of the votes entitled to be cast by the series so affected is required in lieu of the consent of the holders of two-thirds of the Voting Preferred Shares as a class.
We may create additional classes of shares that rank junior to or on parity with the Series A Convertible Preferred Shares or the Series L, M, N and O Preferred Shares, increase the authorized number of shares of classes that rank junior to or on parity with the Series A Convertible Preferred Shares or the Series L, M, N and O Preferred Shares and issue additional shares of classes that rank junior to or on parity with the Series A Convertible Preferred Shares or the Series L, M, N and O Preferred Shares without the consent of any holder of the Series A Convertible Preferred Shares or the Series L, M, N and O Preferred Shares.
Listing of Preferred Shares
As of the date of filing of this Exhibit 4.3, our Series L, M, N and O Preferred Shares are listed on the New York Stock Exchange under the symbols “VNO Pr L,” “VNO Pr M,” “VNO Pr N,” and “VNO Pr O,” respectively.
Conversion Rights
The Series A Convertible A Preferred Shares are convertible, in whole or in part, at the option of the holder at any time, unless previously redeemed, into Common Shares, at an initial conversion price of $72.75 of Liquidation Preference per Common Share, subject to adjustment in certain circumstances. As of December 31, 2024, the conversion price is $1.9531 per Common Share.
The Series L, M, N and O Preferred Shares are not convertible into or exchangeable for any other property or securities of Vornado.
Restrictions on Ownership of Preferred Shares
As noted above, for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned, beneficially or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). For this and other reasons, the Declaration of Trust and the Articles Supplementary for each series of Preferred Shares contain provisions that restrict the ownership and transfer of shares of beneficial interest.
Our Declaration of Trust contains a Preferred Share ownership limit that restricts shareholders from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any class or series and a Common Share ownership limit that generally restricts shareholders from owning, under the applicable attribution rules of the Code, more than 6.7% of the Outstanding Common Shares. In addition, our Declaration of Trust contains provisions that limit ownership under the applicable attribution rules of the Code of our Preferred Shares and our Common Shares to the extent that such ownership of such shares would cause us to fail to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code. Shares owned in excess of any of these limits will be automatically exchanged for excess shares pursuant to our Declaration of Trust. Excess shares will be held in trust by us and, while held in trust, will not be entitled to vote or participate in dividends or distributions made by us.
(c)Certain Provisions of Maryland Law and of our Declaration of Trust and our bylaws
The following description of certain provisions of Maryland law and of our Declaration of Trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our Declaration of Trust and our bylaws.
Board of Trustees
Our Declaration of Trust provides that the number of trustees of the Company will not be more than fifteen and may be increased or decreased by a vote of the trustees then in office. Our bylaws provide that any vacancy on the Board may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is duly elected and qualifies. Pursuant to our Declaration of Trust and bylaws, each member of our Board of Trustees is elected by our shareholders to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies. Holders of Common Shares have no right to cumulative voting in the election of trustees and trustees will be elected by a plurality of the votes cast in the election of trustees.
Removal of Trustees
Our Declaration of Trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except for cause and by a substantial affirmative vote and thereafter filling the vacancies created by the removal with their own nominees.
Business Combinations
Under Maryland law, "business combinations" between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:
•any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the trust's outstanding shares; or
•an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding voting shares of the trust.
A person is not an interested shareholder under the statute if the Board of Trustees approved in advance the transaction by which the interested shareholder otherwise would have become an interested shareholder. However, in approving a transaction, the Board of Trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.
After the five-year prohibition, any business combination between the Maryland trust and an interested shareholder generally must be recommended by the Board of Trustees of the trust and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of the trust; and
•two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than voting shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.
These super-majority vote requirements do not apply if the holders of the trust's Common Shares receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Trustees before the time that the interested shareholder becomes an interested shareholder.

Our Board of Trustees has adopted a resolution exempting any business combination between any trustee or officer of Vornado, or their affiliates, and Vornado. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, the trustees and officers of Vornado and their affiliates may be able to enter into business combinations with us without compliance with the super-majority vote requirements and the other provisions of the statute. With respect to business combinations with other persons, the business combination provisions of Maryland law may have the effect of delaying, deferring or preventing a change in control of Vornado or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders. The business combination statute may discourage others from trying to acquire control of Vornado and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:
•one-tenth or more but less than one-third,
•one-third or more but less than a majority, or
•a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval, or shares acquired directly from the trust. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Approval of Extraordinary Trust Action; Amendment of Declaration of Trust and Bylaws
Under Maryland law, a Maryland real estate investment trust generally may not amend its declaration of trust, dissolve, merge or consolidate with or convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Vornado may take any of these actions if approved by the Board of Trustees and by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter. Similarly, our Declaration of Trust provides for approval of amendments by the affirmative vote of a majority of the votes entitled to be cast on the matter. Some limited exceptions (including amendments to the provisions of our Declaration of Trust related to the removal of trustees, ownership and transfer restrictions and amendments) require the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter.
Under Maryland law, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by the Board of Trustees. In addition, our Declaration of Trust, as permitted by Maryland law, contains a provision that permits our Board, without a shareholder vote, to amend the Declaration of Trust to increase or decrease the total number of shares of beneficial interest that we are authorized to issue and the number of authorized shares of any class or series of beneficial interest that we are authorized to issue.

The Board of Trustees has the right to adopt and amend the bylaws. Additionally, our bylaws provide that shareholders may adopt, alter or repeal any bylaw by the affirmative vote of a majority of the votes entitled to be cast on the matter, to the extent permitted by law.
Advance Notice of Trustee Nominations and New Business
Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder or record who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Trustees at a special meeting may be made only (i) by the Board of Trustees, or (ii) pursuant to our notice of the meeting, provided that the Board of Trustees has determined that trustees will be elected at the meeting, by a shareholder of record who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.
Proxy Access Procedures for Qualifying Shareholders
Our bylaws permit a shareholder, or a group of up to 20 stockholders, that owns 3% or more of our outstanding Common Shares, continuously for at least three years, to nominate and include in our proxy statement for an annual meeting of shareholders, trustee nominees constituting up to the greater of two nominees or 20% of our Board of Trustees, provided that the shareholder(s) and the trustee nominee(s) satisfy the requirements specified in our bylaws.
Subtitle 8
Maryland law permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect, without shareholder approval, to classify our Board of Trustees.
Anti-takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws
The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions in our Declaration of Trust on removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price for holders of Common Shares or otherwise be in their best interest.